EXHIBIT 99.1

LITHIA MOTORS REPORTS RECORD REVENUES; NET INCOME FOR THE FULL-YEAR 2005 INCREASES 18%; INCREASING 2006 GUIDANCE

Lithia Motors' Highlights for continuing operations for period ended Dec. 31, 2005:

Full-Year 2005
Total Revenues:	+10%
Total Same-Store Revenues:	+1.8%
Operating Profits:	+24%
Net Income:	+18%

MEDFORD, OREGON, February 8, 2005 (5:00 a.m. Pacific) - Lithia Motors, Inc. (NYSE: LAD) today announced that net income from continuing operations rose 18% to $51.8 million for the full-year 2005 compared to $44.1 million in 2004. Earnings per share from continuing operations, which is the basis for 2005 company guidance, increased 12% to $2.46 per fully diluted share as compared to $2.19 in 2004. Earnings per share, including discontinued operations, increased 11% to $2.37 per fully diluted share as compared to $2.13 in the same period last year. This was on 6% more diluted shares outstanding.

Full-year 2005 total sales increased 10% to $2.94 billion from $2.66 billion in the same period last year. New vehicle sales increased 9%, used vehicle sales increased 11%, finance/insurance sales increased 13% and parts/service sales increased 10%.

Sidney B. DeBoer, Lithia's Chairman and Chief Executive Officer, commented, "We had a solid year in 2005 with 10% sales growth and 24% operating income growth. Additionally, we grew both total same-store sales and total same-store gross profits. Margins held steady in the new vehicle business and increased in the retail used vehicle and service and parts businesses. Our Sales General and Administrative (SG&A) expense as a percentage of gross profit improved by 220 basis points year over year. As a result of this good margin performance and ability to control costs, we were able to improve operating margins 50 basis points to 4.1% . This is the highest annual operating margin level that the company has achieved as a public company and we have room for further improvement. In addition, we saw year-over-year operating margin improvement in every quarter of the year."

"Our performance in 2005 is due to an ever increasing ability to integrate new stores, and improve the performance of existing stores. Our systems and workforce have grown stronger, more innovative and more efficient, and Lithia's employees deserve a lot of credit for their hard work this year," concluded Mr. DeBoer.

For the fourth quarter, Lithia's net income from continuing operations declined 4% to $10.1 million as compared to $10.5 million in the same period last year. Earnings per share from continuing operations, which is the basis for 2005 company guidance, decreased 6% to $0.48 per fully diluted share as compared to $0.51 in the same period last year. Earnings per share, including discontinued operations declined 6% to $0.45 per fully diluted share as compared to $0.48 in the same period last year. This was on 2% more diluted shares outstanding.

Fourth quarter 2005 sales increased 2% to $666.8 million from $651.0 million in the fourth quarter of 2004. New vehicle sales decreased 2%, used vehicle sales increased 8%, finance/insurance sales increased 4%, and parts/service sales increased 9%.

Jeffrey B. DeBoer, Senior Vice President and CFO added, "For the quarter, earnings per share from continuing operations were $0.48. This was 3 cents above the high end of our guidance range of $0.42 to $0.45. For the quarter, we saw improvements in new vehicle, retail used vehicle and service and parts margins. This lead to a gross margin improvement of 80 basis points and an operating margin improvement of 10 basis points. While same-store sales were down, same store gross profits showed a small gain in the fourth quarter due to the margin improvements."

"Our guidance for the full-year 2006 is included in the table below. We have raised the high end of our full-year 2006 guidance by eleven cents. We exceeded the high end of our fourth quarter 2005 guidance by $0.03. In the fourth quarter, we classified two stores as discontinued operations. This had the affect of increasing earnings per share from continuing operations for the full-year 2005 by $0.08. The full-year 2006 guidance assumes a steady pace of acquisitions and expected dispositions and includes the effect of FAS 123r, expensing for stock options, that will take affect starting in the first quarter of the year," concluded Jeffrey B. DeBoer.

	Earnings Per Share	Guidance

	FY 2005	FY 2006
EPS w/o FAS 123r adoption:	$2.37	$2.54 - $2.66 (non-gaap)
Effect of FAS 123r	N/A	($0.08)

EPS - Reportable 2006	N/A	$2.46 - $2.58

The inclusion of the non-gaap "EPS without FAS 123r amounts" is included in the above guidance because management believes that the absence of a comparable expense in 2005 would obscure the earnings estimate on a comparable basis. As noted above, the EPS guidance is also given for reportable EPS and reconciles to the non-gaap number.

In December 2004, the Financial Accounting Standards Board ("FASB") issued Financial Accounting Standards Statement 123 (revised 2004) ("FAS 123r") that will require that the value of all equity-based compensation arrangements, including stock options and employee stock purchase plans, be accounted for using a "fair value" method. Previously, the Company had accounted for such arrangements under the "intrinsic method" permitted by APB 25 and the amounts noted in the footnotes to the company's financials filed on Form 10-K. The new rules, absent any change, will be effective for the Company commencing with the first quarter of 2006. Adoption of this accounting change does not affect the cash flow of the Company.

Conference Call Information

Lithia Motors will be providing more detailed information on the results for the fourth quarter and full-year 2005 in its conference call scheduled for 11 a.m. PDT today. The call can be accessed live by calling 973-582-2700. To listen to a live webcast or hear a replay, log-on to: www.lithia.com - go to Investor Relations - and click on the Live Webcast icon.

About Lithia

Lithia Motors, Inc. is a Fortune 1000 and Russell 2000 Company that sells 25 brands of new vehicles and operates 94 stores and 186 franchises in 12 states in the Western United States and over the Internet through "Lithia.com-America's Car & Truck Store." Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations.

Forward Looking Statements

This press release includes forward looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including, without limitation, economic conditions, acquisition risk factors and others set forth from time to time in the company's filings with the SEC. Specific risks in this press release include the benefits of Lithia's ability to integrate new stores and improve the performance of existing stores, systems and workforce improvements, projected full-year 2006 earnings per share guidance, and potential changes in accounting standards.

Additional Information

For additional information on Lithia Motors, contact the Investor Relations Department: (541) 776-6591 or log-on to: www.lithia.com - go to Investor Relations

LITHIA MOTORS, INC.

(In Thousands except per share data)

Unaudited	Twelve Months Ended
	December 31,		$ Increase	% Increase

	2005	2004	(Decrease)	(Decrease)

New Vehicle Sales	$1,676,607	$1,541,102	$135,505	8.8%
Used Vehicle Sales	816,963	736,694	80,269	10.9
Finance & Insurance	109,408	96,990	12,418	12.8
Service, Body & Parts Sales	309,494	280,894	28,600	10.2
Fleet & Other Revenues	22,947	7,680	15,267	198.8

Total Revenues	2,935,419	2,663,360	272,059	10.2
Cost of Sales	2,430,977	2,214,995	215,982	9.8

Gross Profit	504,442	448,365	56,077	12.5
SG&A Expense	370,991	339,519	31,472	9.3
Depreciation/Amortization	14,234	12,750	1,484	11.6

Income from Operations	119,217	96,096	23,121	24.1
Flooring Interest Expense	(22,614)	(16,243)	6,371	39.2
Other Interest Expense	(12,030)	(8,873)	3,157	35.6
Other Income, net	1,178	919	259	28.2

Income from continuing operations
before income taxes	85,751	71,899	13,852	19.3
Income Tax Expense	(33,958)	(27,825)	6,133	22.0
Income Tax Rate	39.6%	38.7%

Net Income from continuing ops. 51,793		44,074	7,719	17.5%
Income (Loss) from discontinued
operations, net of income taxes	(1,993)	(1,403)	(590)	(42.1)

Net Income	$49,800	$42,671	$7,129	16.7%

Diluted Net Income per share:
Continuing Operations	$2.65	$2.30	$0.35	15.2%
Effects of convertible senior sub. notes (0.19)		(0.11)
Diluted Net Income per share
after effect of convertible notes:	$2.46	$2.19	0.27	12.3%
Discontinued Operations	(0.09)	(0.06)

Net Income per share	$2.37	$2.13	0.24	11.3%

Diluted Shares Outstanding	21,807	20,647	1,160	5.6%

LITHIA MOTORS, INC.	Twelve Months Ended
	December 31,
			Increase	% Increase
Unit Sales:	2005	2004	(Decrease)	(Decrease)

New Vehicle	59,956	54,839	5,117	9.3%
Used - Retail Vehicle	43,377	40,836	2,541	6.2
Used - Wholesale	24,078	22,336	1,742	7.8
Total Units Sold	127,411	118,011	9,400	8.0

Average Selling Price:

New Vehicle	$27,964	$28,102	($138)	(0.5)%
Used - Retail Vehicle	15,562	15,117	445	2.9
Used - Wholesale	5,894	5,344	550	10.3

Key Financial Data:

Gross Profit Margin	17.2%	16.8%
SG&A as a % of Gross Profit	73.5%	75.7%
Operating Margin	4.1%	3.6%
Pre-Tax Margin	2.9%	2.7%

Gross Margin/Profit Data

New Vehicle Retail	7.9%	7.9%
Used Vehicle Retail	15.7%	14.5%
Used Vehicle Wholesale	2.7%	3.1%
Service, Body & Parts	48.7%	48.3%

New Retail Gross Profit/Unit	$2,218	$2,210
Used Retail Gross Profit/Unit	$2,444	$2,196
Used Wholesale Gross Profit/Unit	$159	$167
Finance & Insurance/Retail Unit	$1,059	$1,014

Same Store Data

New Vehicle Retail Sales	0.8%	(1.9)%
Used Vehicle Sales (includes Wholesale) 3.8%		(5.8)%
Total Vehicle Sales (excludes fleet)	1.8%	(3.2)%
Finance & Insurance Sales	1.4%	2.0%
Service, Body & Parts Sales	2.5%	3.3%

Total Sales (Excluding Fleet)	1.8%	(2.4)%
Total Gross Profit (Excluding Fleet)	3.1%	2.4%

LITHIA MOTORS, INC.
(In Thousands except per share data)

Unaudited	Three Months Ended
	December 31,
			$ Increase	% Increase
	2005	2004	(Decrease)	(Decrease)

New Vehicle Sales	$368,072	$373,909	$ (5,837)	(1.6)%
Used Vehicle Sales	192,354	178,784	13,570	7.6
Finance & Insurance	25,126	24,116	1,010	4.2
Service, Body & Parts Sales	79,026	72,477	6,549	9.0
Fleet & Other Revenues	2,231	1,750	481	27.5

Total Revenues	666,809	651,036	15,773	2.4
Cost of Sales	548,108	540,362	7,746	1.4

Gross Profit	118,701	110,674	8,027	7.3
SG&A Expense	89,948	83,270	6,678	8.0
Depreciation/Amortization	3,816	3,746	70	1.9

Income from Operations	24,937	23,658	1,279	5.4
Flooring Interest Expense	(5,978)	(4,341)	1,637	37.7
Other Interest Expense	(3,152)	(2,705)	447	16.5
Other Income, net	460	265	195	73.6

Income from continuing operations
before income taxes	16,267	16,877	(610)	(3.6)
Income Tax Expense	(6,171)	(6,367)	(196)	(3.1)
Income Tax Rate	37.9%	37.7%

Net Income from continuing ops.	10,096	10,510	(414)	(3.9)%
Income (Loss) from discontinued
operations, net of income taxes	(593)	(628)	35	(5.6)

Net Income	$9,503	$9,882	$(379)	(3.8)%

Diluted Net Income per share
Continuing Operations	$0.51	$0.55	$(0.04)	(7.3)%
Effects of convertible senior notes	(0.03)	(0.04)
Diluted Net Income per share
after effect of convertible notes:	$0.48	$0.51	(0.03)	(5.9)%
Discontinued Operations	(0.03)	(0.03)

Net Income per share	$0.45	$0.48	(0.03)	(6.2)%

Diluted Shares Outstanding	21,929	21,516	413	1.9%

LITHIA MOTORS, INC.	Twelve Months Ended
	December 31,
			Increase	% Increase
Unit Sales:	2005	2004	(Decrease)	(Decrease)

New Vehicle	12,809	12,904	(95)	(0.7)%
Used - Retail Vehicle	9,899	9,710	189	1.9
Used - Wholesale	5,740	4,989	751	15.1
Total Units Sold	28,448	27,603	845	3.1

Average Selling Price:

New Vehicle	$28,735	$28,976	($241)	(0.8)%
Used - Retail Vehicle	15,879	15,496	383	2.5
Used - Wholesale	6,128	5,676	452	8.0

Key Financial Data:

Gross Profit Margin	17.8%	17.0%
SG&A as a % of Gross Profit	75.8%	75.2%
Operating Margin	3.7%	3.6%
Pre-Tax Margin	2.4%	2.6%

Gross Margin/Profit Data

New Vehicle Retail	8.0%	7.8%
Used Vehicle Retail	15.7%	14.4%
Used Vehicle Wholesale	1.1%	1.7%
Service, Body & Parts	48.8%	48.1%

New Retail Gross Profit/Unit	$2,311	$2,267
Used Retail Gross Profit/Unit	$2,492	$2,230
Used Wholesale Gross Profit/Unit	$68	$96
Finance & Insurance/Retail Unit	$1,106	$1,066

Same Store Data

New Vehicle Retail Sales	(7.0)%	(2.5)%
Used Vehicle Sales (includes Wholesale) 2.5%		1.4%
Total Vehicle Sales (excludes fleet)	(3.9)%	(1.3)%
Finance & Insurance Sales	(5.3)%	6.2%
Service, Body & Parts Sales	3.0%	3.7%

Total Sales (Excluding Fleet)	(3.2)%	(0.5)%
Total Gross Profit (Excluding Fleet)	0.3%	3.5%

LITHIA MOTORS, INC.
Balance Sheet Highlights (Dollars in Thousands)
	December 31, 2005	December 31, 2004

	Unaudited

Cash & Cash Equivalents	$48,566	$28,869
Trade Receivables*	106,443	84,958
Inventory	606,047	536,510
Assets Held for Sale	27,411	135
Other Current Assets	15,781	12,382

Total Current Assets	804,248	662,854

Real Estate, net	255,372	226,357
Equipment & Leases, net	77,805	73,274
Goodwill, net	260,899	244,532
Other Assets	54,390	49,866

Total Assets	$1,452,714	$1,256,883

Floorplan Notes Payable	$530,452	$450,860
Liabilities held for sale	22,388	-
Other Current Liabilities	95,560	85,817

Total Current Liabilities	648,400	536,677

Used Vehicle Flooring	-	-
Real Estate Debt	154,046	139,703
Other Long-Term Debt	136,505	127,608
Other Liabilities	54,130	46,949

Total Liabilities	993,081	850,937

Shareholders' Equity	459,633	405,946

Total Liabilities &
Shareholders' Equity	$1,452,714	$1,256,883

________________________

* Includes contracts-in-transit of $52,453 and $42,913 for 2005 and 2004.

Other Balance Sheet Data (Dollars in Thousands except per share data)

Current Ratio	1.2x	1.2x
LT Debt/Total Cap.
(Excludes Used -Vehicle Flooring
and Real Estate)	23%	24%
Working Capital	$155,848	$126,177
Book Value per Basic Share	$23.97	$21.62